File Pursuant to Rule 433
Registration No. 333-163814

PRICING TERM SHEET

Snap-on Incorporated

4.250% Notes due 2018

Issuer:	Snap-on Incorporated

Title:	4.250% Notes due 2018

Principal Amount:	$250,000,000

Coupon:	4.250%

Maturity Date:	January 15, 2018

Treasury Benchmark:	2.250% due November 30, 2017

Benchmark Treasury Price and Yield:	97-26, 2.595%

Spread to Treasury:	Plus 170 basis points

Yield to Maturity:	4.295%

Price to Public:	99.723% of the principal amount

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2011

Optional Redemption:	Make-whole call at any time at Treasury plus 25 basis points

Change of Control Put:	101% of the principal amount plus accrued interest

Settlement Date:	T+3; December 14, 2010

Expected Ratings:*	Moody’s: Baa1 (stable outlook) S&P: A- (stable outlook)

CUSIP/ISIN:	833034AJ0 / US833034AJ03

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

UBS Securities LLC

Barclays Capital Inc.

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

Commerz Markets LLC

Janney Montgomery Scott LLC

RBC Capital Markets, LLC

Robert W. Baird & Co. Incorporated

SG Americas Securities, LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities LLC collect at 1-212-834-4533.